Exhibit 10-F-5

Description of Directors Compensation – Amendment
as of March 1, 2009

Fees.  On July 13, 2006, the Board of Directors voluntarily reduced Board fees payable to non-employee directors by half so that the annual Board membership fee was $100,000.  Pursuant to the Deferred Compensation Plan for Non-Employee Directors, 60% of the annual Board membership must be deferred into common stock units.  Effective March 1, 2009, the Board of Directors voluntarily agreed to forego the cash portion of their annual membership fee.  Consequently, $60,000 will be deferred into common stock units pursuant to the Deferred Compensation Plan for Non-Employee Directors and directors will receive no cash payments.  Additionally, directors will not receive annual Committee chair fees ($2,500) and our presiding director will not receive the annual presiding director fee ($5,000).

Insurance.  Ford provides non-employee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage.  Effective December 31, 2008, the Board amended this plan so that life insurance coverage ends for all currently retired directors and directors who retire in the future, except for those currently retired directors who had previously elected the reduction in life insurance and $15,000 annuity discussed below, in which case only the annuity would continue.  A director who retired from the Board after age 70 or, after age 55 with Board approval, and who had served for at least five years, may have elected to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director’s expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

The remainder of director compensation remains unchanged from previously disclosed descriptions.